UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 23, 2012

MainSource Financial Group, Inc.

(Exact name of registrant as specified in its charter)

Indiana	0-12422	35-1562245
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2105 N. State Road 3 Bypass

Greensburg, Indiana 47240

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (812) 663-6734

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Recent Developments

The Federal Deposit Insurance Corporation (“FDIC”) and the Indiana Department of Financial Institutions (“Indiana DFI”) have notified MainSource Bank (the “Bank”) that, effective March 16, 2012, it is no longer subject to the informal agreement entered into on April 22, 2010.  The informal agreement was not a “written agreement” for purposes of Section 8 of the Federal Deposit Insurance Act. Among its terms, the agreement documented an understanding among the Bank, the FDIC and the Indiana DFI that required the Bank to maintain its Tier 1 leverage ratio at a minimum of 8% and its total risk based capital ratio at a minimum of 11%. The agreement also required the Bank to obtain the approval of the FDIC and Indiana DFI prior to paying a cash dividend from the Bank to MainSource Financial Group, Inc. (the “Company”).

Like all banks, the Bank remains subject to legal and regulatory limitations on the amount of dividends the Bank can pay to the Company.  The regulations applicable to the Bank limit the amount of dividends that may be paid without prior approval of the FDIC and the Indiana DFI.  Pursuant to the regulations, the amount of dividends that may be paid in any calendar year from the Bank to the Company is limited to the current year’s net profits, combined with the retained net profits of the preceding two years, subject to applicable capital requirements. As a result of the goodwill impairment charges taken in 2009, which resulted in a significant negative net profit for that year, the Bank was not able to pay any dividends without prior approval during 2010 and 2011.  Although the Bank remains subject to the legal and regulatory limitations, the 2009 goodwill impairment charges no longer factor into the calculation of the amount of dividends the Bank may pay the Company, and the Bank may pay dividends to the Company without prior regulatory approval up to the current year’s net profits, combined with the retained net profits of the preceding two years, subject to applicable capital requirements.  The Bank is currently able to pay dividends to the Company in the amount of $46 million without seeking prior regulatory approval.

Similarly, the amount of dividends the Company can pay to its shareholders is subject to various legal and regulatory limitations. As a participant in the U.S. Treasury’s Capital Purchase Program, the Company was prohibited from increasing cash dividends on its common stock above $0.145 per share per quarter without prior government approval for a period of three years from the date of participation, which was January 16, 2009, unless the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Preferred Shares”) issued to Treasury were no longer held by Treasury. As of January 16, 2012, the third anniversary of Treasury’s purchase of the Preferred Shares, this limitation lapsed.  Additionally, the terms of the Preferred Shares prohibit the Company’s payment of dividends on its common stock unless and until all accrued and unpaid dividends for all past dividend periods owed to the Treasury on the Preferred Shares are fully paid.  At all times the Company has paid all dividends on the Preferred Shares when due.

The Company currently pays a quarterly dividend of $.01 per share on its common stock.  As the Company has previously stated, it is expected that the Company will continue to pay its reduced dividend for the foreseeable future, until the Company determines that its results of operations, its capital levels and other external factors beyond management’s control make it prudent to raise the dividend, and until the Company determines that its earnings are sufficient to repurchase the outstanding Preferred Shares.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 23, 2012

MAINSOURCE FINANCIAL GROUP, INC.

By:	/s/ Archie M. Brown, Jr.
Archie M. Brown, Jr.
President and Chief Executive Officer